Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective the 24th day of January, 2011 (the “Effective Date”), by and between Benihana Inc., a Delaware corporation with its principal corporate office located at 8685 Northwest 53rd Terrace, Miami, Florida  33166 (the “Company”), and Richard Stockinger (the “Executive”).

RECITALS

WHEREAS, the Company believes that the Executive’s services are integral to the success of the Company.  The Company desires to formalize the employment of the Executive on terms that will reinforce and encourage the Executive’s attention and dedication to the Company.

WHEREAS, the Company desires to employ the Executive as of the Effective Date, on the terms and conditions set forth in this Agreement, and the Executive desires to be so employed.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the Company and the Executive hereby agree as follows:

AGREEMENT

1. Scope of Employment.  The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, as Chief Executive Officer of the Company.  The Executive shall have the responsibilities and authority of such position as set forth in the Company’s by-laws and such other responsibilities commensurate with the Executive’s title and position as may be reasonably determined and assigned to the Executive by the Board of Directors of the Company (the “Board”).  The Executive shall devote his full business time, attention and energies to Company affairs.

2. Term.  The Executive’s employment under this Agreement shall commence on the Effective Date and shall continue until terminated by either party as provided in this Agreement.

3. Compensation.

(a) Base Salary.  The Company agrees to pay the Executive, and the Executive agrees to accept, in payment for services to be rendered by the Executive hereunder, a base salary of $500,000 per annum (the “Base Salary”).  The Base Salary shall be paid in approximately equal installments, less such sums as may be required to be deducted or withheld under the provisions of federal, state or local law, in accordance with the Company’s customary payroll practices.  The Board will review the Executive’s performance and Base Salary annually, with the understanding that said review may result in an additional increase in Base Salary but in no circumstances shall it result in a decrease in Base Salary.  For all purposes under this

Agreement, the term “Base Salary” shall refer to the Executive’s base salary under this Section 3(a).

(b) Annual Bonus.  In addition to the Base Salary, the Executive also shall be eligible to receive an annual cash bonus (the “Bonus”) of up to 75% of his Base Salary, with a target bonus of 50% of Base Salary, the amount and payment of which shall be based on the Company’s attainment of financial and other targets established at or near the beginning of each annual bonus period in good faith by the Company in writing after consultation with the Executive.  Any such bonus will be paid to the Executive in a lump sum, reduced by appropriate withholding tax and other deductions required by applicable law, after the Company determines whether and to what extent the targets have been attained and, in any event, no later than the 15th day of the third month after the end of the Company’s fiscal year to which the bonus relates.

(c) Equity Compensation.  The Company will issue to the Executive a Restricted Stock Grant under the Company’s 2007 Equity Incentive Plan (the “Plan”) with respect to a total of 400,000 shares of the Company’s Common Stock, subject to the terms and conditions of the Plan and Restricted Stock Agreement in the form attached hereto as EXHIBIT A (“Restricted Stock Agreement”), reflecting the grant of Restricted Stock under the Plan.

(d) Jefferies-Advised Sale of Company Incentive Compensation.  If the Executive remains a full time employee of the Company from the date hereof until the occurrence of a Jefferies-Advised Sale of the Company, as defined below, or if a Jefferies-Advised Sale of the Company occurs within six (6) months of the termination of the Executive’s employment either by the Company without Cause or by the Executive for Good Reason, the Executive shall be entitled to a lump sum payment immediately following the Jefferies-Advised Sale of the Company, and in any event within five (5) days after such Sale, in an amount determined pursuant to the following table:

Share price of Common Stock in Jefferies- Advised Sale of the Company	Percentage of Base Salary Due to the Executive
$15 or more	150%
$13 or more, but less than $15	100%
$10 or more, but less than $13	75%
Less than $10	25%

(e) Jefferies-Advised Sale.  For purposes of this Agreement, a “Jefferies-Advised Sale of the Company” shall be as defined for a “Jefferies-Advised Sale” in the Restricted Stock Agreement, which definition is incorporated by reference in this Agreement.

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4. Reimbursement of Expenses, Paid Time Off, Fringe Benefits.

(a) Expenses.  The Company shall pay, or promptly reimburse the Executive for, all reasonable expenses incurred by the Executive in performing his duties for the Company during the Term of this Agreement upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in effect or as such policies and procedures may be modified from time to time, but with such reimbursement paid in all events not later than the last day of the calendar year following the calendar year in which the expense was incurred.

(b) Paid Time Off.  The Executive shall be entitled to the number of weeks of paid time off per year provided to the Company’s senior executive officers in accordance with Company’s vacation or other paid time off policies.

(c) Welfare, 401(k) and Similar Benefit Plans.  During the Term of this Agreement, the Executive shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time, including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs.  In addition, during the Term of this Agreement, the Executive shall be eligible to participate in and be covered under all 401(k), retirement, savings and other employee benefit and perquisite plans and programs maintained from time to time by the Company.

5. Termination.  This Agreement, and the Executive’s employment hereunder, may be terminated under the following circumstances:

(a) Death or Disability.  This Agreement, and the Executive’s employment hereunder, shall terminate upon the Executive’s death or disability (which shall be deemed to have occurred if the Executive is physically or mentally unable to perform his duties hereunder for more than 90 days in any six (6) month period).

(b) By the Executive.  The Executive shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for any reason or for no reason, including, without limitation, for Good Reason (as hereinafter defined).  For purposes hereof, the term “Good Reason” shall mean any one or more of the following events, unless the Executive specifically agrees in writing that such event shall not be Good Reason:

(i) a material reduction of the Executive’s Base Salary;

(ii) a material diminution in the Executive’s authority, responsibilities, or duties when compared to those applicable to the Executive in his position as described in Section 1;

(iii) material acts or conduct on the part of the Company or its officers and representatives that are designed to force the resignation of the Executive or prevent the Executive from performing his duties and responsibilities pursuant to this Agreement; or

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(iv) a material breach by the Company of any material provision of this Agreement (including, but not limited to, the failure of the Company to pay timely any amount, or to provide any benefit, pursuant to the provisions of Sections 3 and 4).

The Executive shall provide the Company with written notice within ninety (90) days of the initial existence of the event or condition that gives the Executive Good Reason to terminate this Agreement and the Executive’s employment hereunder, which notice will describe such event or condition.  In the case of conduct described above, Good Reason will not be considered to exist unless the Company is given thirty (30) days from the date of such notice to cure such breach or condition to the reasonable satisfaction of the Executive.  If the Company cures such breach or condition to the reasonable satisfaction of the Executive within such thirty (30) day period, the Executive shall not be entitled to terminate this Agreement, and the Executive’s employment hereunder, for Good Reason as a result of such event or condition.

(c) By the Company.  The Company shall have the right to terminate this Agreement, and the Executive’s employment hereunder, for any reason or for no reason, and with or without Cause (as hereinafter defined).  For purposes of this Agreement, the Company shall have “Cause” to terminate this Agreement, and the Executive’s employment hereunder:

(i) upon (A) the indictment (as hereinafter defined) or conviction of, or plea of nolo contendere by, the Executive for (x) any felony or (y) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud (B) the existence of any factor or circumstance that prevents the Executive from serving as Chief Executive Officer of a business enterprise that holds or desires to hold one or more liquor licenses;

(ii) upon the Executive’s material violation of policies and procedures of the Company as set forth from time to time;

(iii) as a result of the Executive’s gross negligence or willful misconduct with respect to the Company or willful failure or refusal to perform the Executive’s duties under this Agreement;

(iv) any act by the Executive of fraud, misappropriation or embezzlement with respect to the Company or any of its affiliates or subsidiaries (monetarily or otherwise);

(v) the Executive engaging in any activity in material violation of the restrictions set forth in Section 8 hereof; or

(vi) upon a material breach by the Executive of any of the Executive’s material obligations under this Agreement.

For purposes of this Agreement, the term “Indictment” shall mean an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made.

The Company shall provide the Executive with written notice describing any event or condition that gives the Company Cause for terminating this Agreement and the

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Executive’s employment hereunder.  In the case of conduct described in paragraphs (ii), (iii) or (vi) above, Cause will not be considered to exist unless the Executive is given thirty (30) days from the date of such notice to cure such breach or condition to the reasonable satisfaction of the Board.  If the Executive cures such breach or condition to the reasonable satisfaction of the Board within such thirty (30) day period, then the Company shall not be entitled to terminate this Agreement, and the Executive’s employment hereunder, for Cause.

6. Termination Procedure.

(a) Notice of Termination.  Any termination of this Agreement, and the Executive’s employment hereunder, whether by the Company or by the Executive, during the Term of this Agreement, except as a result of the Executive’s death, shall be communicated by written notice of termination to the other party hereto in accordance with Section 11(e).  Such notice of termination shall state the specific termination provision in this Agreement relied upon in terminating this Agreement, and the Executive’s employment hereunder, and the notice of termination shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

(b) Date of Termination.  The effective date of any termination of this Agreement, and the Executive’s employment hereunder, whether by the Company or by the Executive, shall be, in the event of the Executive’s death, the date of his death, or, in the event of termination for any other reason, the date on which the notice of termination referred to in paragraph (a) of this Section 6 is given or any later date (within thirty (30) days after the giving of such notice of termination) set forth in such notice of termination.  In any event, however, the date of termination will not be earlier than the date of Separation from Service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended

7. Termination, Expiration and Sale of Company Compensation and Benefits.  Under the circumstances described in this Section 7, Company shall provide the Executive with the payments and benefits set forth below; provided, however, as a specific condition to being entitled to any payments or benefits under this Section 7 other than the “Accrued Compensation” as defined below, the Executive must have resigned as a director, trustee and officer of the Company and all of its subsidiaries and as a member of any committee of the board of directors of the Company and its subsidiaries of which he is a member and must have executed a release in favor of the Company and its affiliates in the form attached hereto as EXHIBIT B.  Executive acknowledges and agrees that the payments set forth in this Section 7 constitute liquidated damages for termination of his employment during the Employment Period, which the parties hereto have agreed to as being reasonable, and Executive acknowledges and agrees that he shall have no other remedies in connection with or as a result of any such termination.

(a) General Termination Provision.  Except as provided below, upon termination of this Agreement, the Company shall pay to the Executive (or the Executive’s estate, in the case of his death) immediately after the effective date of termination the Executive’s Base Salary that has been fully earned but not yet paid to the Executive as well as all expenses incurred by the Executive prior to the effective date of termination that the Company is required to reimburse, but had not yet reimbursed, the Executive for in accordance with the terms and provisions of Section 4.

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(b) Termination without Cause or Resignation for Good Reason or Within 30 Days After Sale of Company.  If this Agreement, and the Executive’s employment hereunder, are terminated (1) by the Company without Cause, (2) by the Executive for Good Reason or (3), by the Executive within 30 days after a Sale of the Company, as defined in the Restricted Stock Agreement, the Executive shall be entitled to the sum of:

(i) the Executive’s Base Salary and Bonus, in each case only to the extent that the Base Salary and Bonus have been fully earned but not yet paid, as well as all expenses incurred by the Executive prior to the effective date of termination that the Company is required to reimburse, but had not yet reimbursed, the Executive for in accordance with the terms and provisions of Section 4 (all such compensation and expenses collectively referred to in this Section as the “Accrued Compensation”); and

(ii) an amount equal to the sum of (A) one (1) times the Executive’s then-current Base Salary and (B) one (1) times the Executive’s average Bonus for the two (2) most recently completed fiscal years, with such Bonus pro-rated based on the portion of the Company’s current fiscal year that has elapsed on the effective date of termination, which total amount shall be paid in accordance with paragraph (c) of this Section 7.

(c) Timing of Payments; Compliance with Section 409A of the Code.  The Accrued Compensation shall be paid within 10 business days after the effective date of termination, and other amounts payable pursuant to this Section 7 shall be paid on the 60th day after the effective date of termination, except to the extent that payment of any such amounts is required to be delayed in order to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), in which case the amounts the payment of which is required to be delayed in order to satisfy the requirements of Section 409A shall accrue interest at the prime rate as reported in the Wall Street Journal on the 60th day after the effective date of termination (or the nearest business day if such date is not a business day) and shall be paid in a lump sum to the Executive as soon as permitted without causing a violation of Section 409A.  This Agreement is intended to comply with the applicable requirements of Section 409A and its corresponding regulations and related guidance and shall be administered in accordance with Section 409A to the extent such section applies.  Notwithstanding anything in this Agreement to the contrary, to the extent that Section 409A applies to payments under this Section 7, or any other section of this Agreement, such payments may only be made in a manner permitted by Section 409A and the Company shall use its best efforts to comply with the guidance of the Internal Revenue Service to ensure compliance, and in the event of non-compliance, limit penalties incurred.

8. Non-Disclosure, Non-Solicitation and Related Obligations.

(a) Executive Acknowledgements.  The Executive acknowledges (i) that during the Term and as a part of the Executive’s employment hereunder, the Executive shall be afforded access to Confidential Information (as hereinafter defined), (ii) that public disclosure or utilization of such Confidential Information in violation of this Agreement could have a material and adverse impact on the Company and its business and (iii) that, accordingly, the non-disclosure provisions of this Agreement are reasonable and necessary to prevent the improper use or disclosure of Confidential Information.  The Executive further acknowledges (w) that the

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Company’s business is national in scope and its restaurants are marketed throughout the United States, (x) that the Company and its services compete with other businesses and restaurants located throughout the United States, (y) that the Company provides resources and training to the Company’s employees (including the Executive) related to the Company’s services and processes that are available only to the Company’s employees and cannot be acquired outside of the Company and (z) that, accordingly, the non-solicitation and related restrictive provisions of this Agreement are reasonable and necessary to protect the Company’s goodwill with its customer base, its investment in its employees and its interests in its Confidential Information.

(b) Non-Disclosure Obligation.  Without the prior written consent of the Company, except as may be required by applicable law, rule or regulation, the Executive will not, at any time, either during or after his employment with the Company, directly or indirectly, divulge or disclose to any person or entity, including, without limitation, any future employer, or use for the Executive’s own or others’ benefit or gain, any financial information, plans for expansion, prospects, customers, tenants, suppliers, clients, sources of leads, methods of doing business, intellectual property, plans, products, data, results of tests or any other trade secrets or confidential materials or like information of the Company, including, without limitation, any and all information and instructions, technical or otherwise, prepared or issued for the use of the Company (collectively, the “Confidential Information”), it being the intent of the Company, with which intent the Executive hereby agrees, to restrict the Executive from dissemination or using any like information that is not readily available to the general public.

(c) Information is Property of the Company.  All books, records, accounts, customer, client and other lists, customer and client street and e-mail addresses and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations, or prospects of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration of this Agreement or earlier termination of the Executive’s employment with the Company, or at the Company’s request at any time.  Upon the expiration of this Agreement or earlier termination of the Executive’s employment with the Company, the Executive shall immediately deliver to the Company all lists, books, records, schedules, data and other information (including all copies thereof) of every kind relating to or connected with the Company and its activities, business and customers.

(d) Covenant Not to Interfere.  The Executive agrees that, during the Term and for a period of two (2) years after the termination (but not the expiration) of this Agreement, and the Executive’s employment hereunder (not including any expiration upon non-renewal) (such two (2) year period, the “Post-Employment Restricted Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Company, interfere with or disrupt or diminish or attempt to disrupt or diminish, or take any action that could reasonably be expected to disrupt or diminish, any past, present or prospective relationship, contractual or otherwise, between the Company and any customer, supplier, consultant, employee or independent contractor of the Company.

(e) No Raiding.  The Executive agrees that, during the Term and throughout the Post-Employment Restricted Period, the Executive shall not, directly or indirectly, without

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the prior written consent of the Company, solicit, recruit, employ or otherwise engage as an employee, independent contractor, consultant or advisor or attempt to solicit, recruit, employ or otherwise engage as an employee, independent contractor, consultant or advisor, any person who is or was an employee of the Company making in excess of $65,000 in annual base salary or other payments from the Company at any time during the Executive’s last twelve (12) months of employment with the Company, or in any manner induce or attempt to induce any person who is or was during the Executive’s last twelve (12) months of employment with the Company an employee or independent contractor of the Company making in excess of $65,000 in annual base salary or other payments from the Company to terminate that person’s relationship with the Company.

(f) Non-Disparagement.  The Executive agrees that he will not, directly or indirectly, disparage the Company or disseminate, or cause or permit others to disseminate, negative statements regarding the Company or any employee, officer, director or agent of the Company.  Notwithstanding the foregoing, the Executive is not barred or otherwise restricted from exercising any right of speech or expression protected by applicable law, rule or regulation.  The Company agrees that it will not, directly or indirectly, disparage the Executive or disseminate, or cause or permit others to disseminate, negative statements regarding the Executive.

(g) Survival. The obligations contained in this Section 8 shall survive the termination of this Agreement and, as applicable, shall be fully enforceable thereafter in accordance with the terms hereof.

9. Enforcement and Remedies.

(a) Enforcement. It is the desire and intent of the Company and the Executive that the provisions of this Agreement be enforced to the fullest extent permissible under the laws, rules, regulations and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, although the Executive and the Company consider the provisions of this Agreement to be reasonable for the purpose of preserving and protecting the legitimate interests of the Company, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.  Additionally, it is expressly understood and agreed that, although the Company and the Executive consider the provisions contained in this Agreement to be reasonable, if a final determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement, including, without limitation, in Section 8, is unenforceable against the Executive, the provisions of this Agreement shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(b) Remedies. The Company and the Executive acknowledge that the Company’s damages at law would be an inadequate remedy for the breach or threatened breach by the Executive of any provision of Section 8.  Accordingly, the Company and the Executive agree, in the event of any such breach or threatened breach, that the Company shall be entitled to

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seek temporary and permanent injunctive or other equitable relief restraining the Executive from such breach or threatened breach, as the Company may deem appropriate, without the accounting of all earnings, profits, and other benefits arising from any such breach or threatened breach.  The rights of the Company under this paragraph shall be cumulative and in addition to any other rights or remedies available to the Company hereunder or at law or in equity.

10. Indemnity.  The Company shall, to the fullest extent permitted under the laws of the State of Delaware and the Company’s bylaws, indemnify, defend (with counsel selected by the Company) and hold harmless the Executive from and against all liabilities, costs and expenses, including, but not limited to, amounts paid in satisfaction of judgments, in settlement or as fines or penalties, and counsel fees and disbursements, reasonably incurred by the Executive in connection with the defense or disposition of, or otherwise in connection with or resulting from, any action, suit or other proceeding, whether civil, criminal, administrative or investigative, before any court or administrative or legislative or investigative body, in which the Executive may be or may have been involved as a party or otherwise or with which the Executive may be or may have been threatened, while in office or thereafter, by reason of the Executive’s being an officer of the Company or by reason of any action taken or not taken in such capacity, except with respect to any matter as to which the Executive shall have been finally adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that his action was in the best interests of the Company.  The Executive shall notify the Company in writing within ten days of any claim with respect to which indemnity may be sought hereunder.  The Executive agrees to the control of the defense of such claim by the Company and to the Company’s settlement of any such claim provided that (i) such settlement provides solely for the payment of monetary damages; (ii) that the Company pays all such amounts and (iii) such settlement provides an unconditional release of the Executive.  The Company shall promptly reimburse the Executive for all costs and expenses referred to in this Section 10 as they are incurred by the Executive in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened matter in respect of which indemnification may be sought hereunder (whether or not the Executive is a party to such matter) or in enforcing this Agreement; provided, however that the Executive shall be required to promptly repay such costs and expenses to the Company upon a final judicial determination by a court of competent jurisdiction that the Executive is not entitled to indemnification hereunder.

11. Miscellaneous.

(a) Withholding.  The Company shall withhold such amounts from any compensation or other benefits payable to the Executive under this Agreement on account of payroll and other taxes as may be required by applicable law, rule or regulation.

(b) Successors; Binding Agreement.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, successors, permitted assigns and personal representatives.

(c) Entire Agreement. This Agreement contains the entire understanding between the Company and the Executive and supersedes any and all other oral and written agreements or understandings between them.

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(d) Controlling Law; Venue. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without regard to its conflicts of law principles.  Each of the Company and the Executive unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding shall be in Miami-Dade County, Florida, and each consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the Circuit Courts of the State of Florida or the United States District Court for the Southern District of Florida, in each case, located in Miami-Dade County, Florida.

(e) Notice.  All notices or other communications that are required or permitted hereunder shall be in writing and delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

To the Company:	Benihana Inc. 8685 Northwest 53rd Terrace Miami, Florida 33166 Attention: General Counsel
To the Executive:	Mr. Richard Stockinger [the most recent address provided to the Company for payroll tax reporting purposes]

or to such other address as either party may furnish to the other in writing in accordance herewith.  All such notices and other communications shall be deemed to have been received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by nationally-recognized, overnight courier, on the first business day immediately following dispatch and (iii) in the case of mailing, on the third business day following such mailing.

(f) Amendment and Waiver.  No provision of this Agreement may be amended, modified or canceled unless such amendment, modification or cancellation is agreed to in a writing signed by the Executive and by a duly authorized officer of the Company, and no provision of this Agreement may be waived unless such waiver is set forth in a writing signed by the party to be charged.

(g) Survival of Rights and Obligations. The respective rights and obligations of the Executive and the Company set forth in this Agreement shall survive the expiration or earlier termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(h) Validity.  If any provision of this Agreement shall for any reason be finally held illegal, invalid or unenforceable by a court or agency of competent jurisdiction, such provision shall be modified by such court or the parties, as the case may be, so as to cause such provision to be legal, valid and enforceable to the maximum extent permitted by law (and to the extent modified, it shall be modified so as to reflect, to the extent possible, the intent of the

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parties) and shall in no way affect or impair the legality, validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect, and this Agreement shall be interpreted as if such illegal, invalid or unenforceable provision was not contained in this Agreement.

(i) Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(j) Headings.  All section and paragraph headings in this Agreement are for convenience of reference only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

(k) Attorney’s Fees.  The Company will, within 30 days after the date the expense is incurred, reimburse the Executive for his reasonable legal fees and expenses incurred in connection with the negotiation and preparation of this Agreement, the Restricted Stock Grant and any other related documents or agreements between the Company and the Executive up to the maximum amount of Twenty-Five Thousand Dollars ($25,000.00).

The parties hereto have duly executed this Agreement as of the date and year first above written.

BENIHANA INC., a Delaware corporation

By:	/s/ Alan B. Levan
Name: Alan B. Levan
Title: Chairman of the Compensation Committee

/s/ Richard Stockinger
RICHARD STOCKINGER

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EXHIBIT A TO EMPLOYMENT AGREEMENT
BETWEEN BENIHANA INC. AND RICHARD STOCKINGER

EMPLOYEE RESTRICTED STOCK AGREEMENT
UNDER THE 2007 EQUITY INCENTIVE PLAN
OF BENIHANA INC.

In consideration of services to be rendered by you (the “Grantee”) to Benihana Inc., a Delaware corporation (the “Company”) or its subsidiary, you have been awarded a stock grant (the “Grant”) under the Company’s 2007 Equity Incentive Plan (the “2007 Plan”), which is incorporated herein by reference, covering a number of shares  (the “Shares”) of Class A Common Stock of the Company, par value $.10 per share (the “Common Stock”) as listed on Exhibit A (the “Information Page”) subject to the terms and conditions of this Agreement and the 2007 Plan.

1.           STOCK GRANT TERMS AND STOCK CERTIFICATES.  The Information Page sets forth, among other things:  (a) the date of the Grant; (b) the total number of Shares subject to the Grant; (c) the Vesting Dates (as defined in Paragraph 2 hereof); (d) the Vesting Prices (as defined in Paragraph 2 hereof); (e) the number of Shares subject to the Grant that vest (in the manner described in Paragraph 2 hereof) on the later to occur of (i) each Vesting Date and (ii) each Vesting Price Date (as defined in Paragraph 2 hereof); and (f) if any, the per Share consideration for the Grant. The stock certificate(s), if any, evidencing the Shares underlying the Grant shall be registered on the Company’s books in the name of the Committee (as defined in Paragraph 13 hereof) as of the date of Grant.  Physical possession or custody of any such stock certificate(s) shall be retained by the Company or by a bank or other institution designated by the Company, until such Shares are vested or forfeited in accordance with the terms of this Agreement.  While in its possession, the Company reserves the right to place a legend on the stock certificate(s) restricting the transferability of such certificate(s) and referring to the terms and conditions (including, without limitation, forfeiture) relating to the Shares represented by the stock certificate(s).  If the Shares subject to the Grant have been evidenced by stock certificate(s) pursuant to this Paragraph, then as soon as practicable after the end of the applicable Restricted Period (as defined in Paragraph 2 hereof), the Company shall cause unlegended stock certificate(s) covering the requisite number of vested Shares registered on the Company’s books in the name of the Grantee (or his permitted transferee pursuant to Paragraph 5 hereof), to be delivered to such person and will cancel the legended stock certificates.  Shares issued hereunder shall be fully paid and non-assessable.

2.           VESTING.

(a)           General Vesting.  Except as otherwise set forth herein, the number of Shares underlying the Grant as listed on the Information Page will become vested and non-forfeitable on the date on which the applicable Restricted Period lapses, provided that, on the date on which such applicable Restricted Period lapses, the Grantee continues to be employed by the Company (the “Condition”).  Promptly following the lapse of each applicable Restricted Period, the Stock Plan Administrator will deliver to the Grantee (or his permitted transferee pursuant to Paragraph 5 hereof) the number of Shares with respect to which the Condition was satisfied on the date on which such applicable Restricted Period lapsed, subject to any amounts that are withheld pursuant to Paragraph 9.  The “Restricted Period” shall mean, with respect to any Share underlying the Grant, the period of time commencing on the date of the Grant and ending on the later to occur of (i) the applicable vesting date as listed on the Information Page (the “Vesting Date”) and (ii) the applicable Vesting Price Date.  The “Vesting Price Date” shall mean, with respect to any Share underlying the Grant, the date on which the average closing price of a share of Common Stock (as reported on the national stock exchange or interdealer quotation system on which the Common Stock is principally traded) for the then immediately preceding ninety (90) calendar days (the “Average Vesting Price”) equals or exceeds the applicable vesting price as listed on the Information Page (the “Vesting Price”).

(b)           Special Vesting Upon Jefferies-Advised Sale of Company.

(i)           The Board of Directors of the Company (the “Board”) has announced its intent to explore strategic alternatives to maximize shareholder value, including a sale of the Company, and recently retained Jefferies & Company, Inc. as exclusive financial advisor to advise it in the sale process.  A “Sale of the Company,” as defined in (iii) below, pursuant to a transaction for which Jefferies & Company, Inc. serves as advisor is referred to in this Agreement as a “Jefferies-Advised Sale.”

(ii)           Notwithstanding Paragraph 2(a), above, if a Jefferies-Advised Sale occurs and the value of the consideration per share of Common Stock (to include, for purposes of this Paragraph 2, Common Stock and Class A Common Stock of the Company) in the transaction resulting from such Jefferies-Advised Sale equals or exceeds $10 per share (with any non-cash consideration valued at fair market value), then from and after the occurrence of such Jefferies-Advised Sale, the restrictions comprising both the Vesting Date and Vesting Price Date components of the Restricted Period shall be deemed to be satisfied (as of the occurrence of such Jefferies-Advised Sale) with respect to all Shares underlying the Grant.

(iii)           Unless otherwise agreed to in writing by the Grantee and the Company prior to the applicable event, a “Sale of the Company” means the occurrence of both (A) approval or recommendation by the Board of the Company of a transaction that the Board determines is designed to result, directly or indirectly, in the acquisition (other than from the Company) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its affiliates, or any employee benefit plan of the Company or its affiliates that acquires beneficial ownership of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of all of the then outstanding Common Stock of the Company and (B) closing of such transaction, regardless of the percentage of Common Stock actually sold in the transaction.  For purposes of determining whether a Sale of the Company has occurred, any outstanding stock of the Company to be exchanged in the transaction for stock of an acquiring or surviving entity shall be treated as being acquired in the transaction by such individual, entity or group.

(c)           Special Vesting Upon Other Sale of Company

Notwithstanding Paragraph 2(a), above, if a Sale of the Company, as defined in Paragraph 2(b)(iii), other than a Jefferies-Advised Sale, occurs before all Shares otherwise vest under Paragraph 2(a), then from and after the occurrence of such Sale of the Company:  (i) the restrictions comprising the Vesting Date component of the Restricted Period shall be deemed to be satisfied (as of the occurrence of such Sale of the Company) with respect to all Shares underlying the Grant; and (ii) the restrictions comprising the Vesting Price Date component of the Restricted Period shall be deemed to be satisfied (as of the occurrence of such Sale of the Company) with respect to any Shares underlying the Grant that have an applicable Vesting Price that is less than or equal to the price offered per share of Common Stock in the Sale of the Company.  If, upon the occurrence of such Sale of the Company and after giving effect to the immediately preceding sentence, less than all of the Shares underlying the Grant have vested pursuant to this Paragraph 2(c), then, notwithstanding the occurrence of such Sale of the Company, the restrictions comprising the Vesting Price Date component of the Restricted Period shall continue unaffected and in full force and effect with respect to all of the Shares underlying the Grant other than the Shares that have so vested.

(d)           “Average Vesting Price” After Cessation of Public Trading

If less than all of the Shares underlying the Grant have vested at or prior to the time, if any, that the Common Stock is no longer traded on a national securities exchange or quoted on an interdealer quotation system, then, following the end of each calendar quarter, the Committee shall determine the deemed value of the shares that shall be deemed the applicable “Average Vesting Price.”  If any Shares underlying the Grant vest pursuant to this Paragraph 2(d) after the time, if any, that the Common Stock is no longer traded on a national securities exchange or quoted on an interdealer quotation system, then the Grantee shall have the right to sell to the Company, and, upon written notice thereof from the Grantee, the Company shall purchase from the Grantee, such vested Shares for the price per Share of the Average Vesting Price determined by the Committee with respect to the calendar quarter immediately preceding the date on which such Shares have vested.  Such purchase by the Company shall be consummated within 45 days after receipt of the written notice from the Grantee.

3.           FORFEITURE OF UNVESTED SHARES UPON TERMINATION OF EMPLOYMENT.

(a)           General – Forfeiture Upon Termination of Employment

Except (i) with respect to Shares that have vested pursuant to Paragraph 2 on or before the employment termination date, and (ii) as provided below, in the event that the Grantee ceases as an employee of the Company for any reason during the Restricted Period (including, without limitation, due to death or disability), all Shares subject to the Grant shall be forfeited by the Grantee as of the date that such employment terminates.  Any Shares covered by the Grant that are forfeited by the Grantee shall be transferred to the Company and have the status of treasury shares.  The Committee in its discretion may waive in whole or in part any time-based Conditions that have not been satisfied except in connection with an employment termination for gross misconduct.

(b)   Special Vesting Upon Jefferies-Advised Sale After Termination of Employment Without Cause or for Good Reason

In the event that the employment of the Grantee pursuant to that certain Employment Agreement between the parties in effect on the date of Grant (the “Employment Agreement’) is terminated by the Company without Cause or by the Executive for Good Reason (as defined in the Employment Agreement) during the Restricted Period and within six months before the occurrence of a Jefferies-Advised Sale in which the price paid per share of Common Stock in the transaction resulting from such Jefferies-Advised Sale equals or exceeds $10 per share, then notwithstanding subparagraph (a) of this Paragraph 3, the restrictions comprising both the Vesting Date and Vesting Price Date components of the Restricted Period shall be deemed to be satisfied (as of the occurrence of such Jefferies-Advised Sale) with respect to all Shares underlying the Grant.

4.           EMPLOYMENT.  In consideration of the awarding of the Grant, the Grantee will fulfill all the duties and obligations of his employment by the Company or its subsidiary.  Nothing in this Agreement shall confer upon the Grantee any right to similar stock grants in future years or any right to be continued in the employ of the Company or its subsidiaries or shall interfere in any way with the right of the Company or any such subsidiary to terminate or otherwise modify the terms of the Grantee's employment.

5.           RESTRICTIONS ON TRANSFER.  Except with respect to Shares that have vested pursuant to Paragraph 2, the Shares subject to the Grant shall not be transferable during the Restricted Period except as the Committee may permit to the extent permitted under the 2007 Plan, on a general or specific basis, subject to such conditions and limitations as may be determined by the Committee.  More particularly (but without limiting the generality of the foregoing), during the Restricted Period the Shares (other than Shares that have vested pursuant to Paragraph 2) may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law and shall not be subject to execution, attachment, pledge, hypothecation or other disposition contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Shares shall be null and void and without effect.

6.           EFFECT ON OTHER BENEFITS.  In no event shall the value of the Shares covered by the Grant awarded under this Agreement at any time be included as compensation or earnings for purposes of determining any other compensation, retirement benefit or other benefit offered to employees of the Company or its subsidiaries under any benefit plan of the Company unless otherwise specifically provided for in such benefit plan.

7.           LEGAL COMPLIANCE.  The Company shall pay all original issue and transfer taxes with respect to the issuance of such Shares and all other fees and expenses necessarily incurred by the Company in connection therewith and will from time to time use its best efforts to comply with all laws and regulations that, in the opinion of counsel for the Company, shall be applicable thereto.

8.           REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF GRANTEE.  The Grantee hereby represents and warrants to the Company that he: (i) has the legal right and capacity to enter into this Agreement and fully understands the terms and conditions of this Agreement and (ii) is acquiring the Shares for investment purposes only and not with a view to, or in connection with, the public distribution thereof in violation of the Securities Act of 1933, as now in force or hereafter amended (the “Securities Act”).  The Grantee agrees he will not transfer the Shares except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act, or any other applicable law, and a legend to this effect may be placed upon the certificate representing the Shares.

9.           TAXES.  The Grantee must pay or cause to be paid to the Company in cash upon demand any and all amounts due for the purpose of satisfying the Company’s liability, if any, to withhold federal, state or local income tax or employment tax (plus interest or penalties thereon, if any, caused by a delay by the Grantee in making such payment) incurred by reason of the receipt of the Grant (including any such taxes incurred as a result of the Grantee’s election pursuant to Paragraph 10 hereof) or by reason of the vesting of the Shares in accordance with the terms of this Agreement.  By accepting this Grant, the Grantee consents and directs that the Stock Plan Administrator may, but is not obligated to, withhold the number of Shares having an aggregate fair market value as of the date preceding the withholding sufficient to satisfy the Grantee’s obligations hereunder and to deliver such Shares to the Company.  In addition, the Company shall, to the extent permitted by law, have the right to deduct such required withholding from any payment of any kind otherwise due to the Grantee.  The Grantee shall consult his own tax advisors regarding the tax consequences to him or her of the receipt of the Shares, of the making of the election pursuant to Paragraph 10 hereof, or of any particular transaction relating to the Shares.

10.           TAX ELECTION.  The Grantee hereby agrees to deliver to the Company a signed copy of any documents he may file with the Internal Revenue Service evidencing an election under Section 83(b) of the Internal Revenue Code of 1986 as amended, which copy shall be delivered to the Company within five (5) business days after the date on which any such election is made.

11.           CONDITION PRECEDENT TO GRANT.  In the event that the award of the Grant shall be subject to, or shall require, any prior exchange listing, shareholder approval or other condition or act, pursuant to the applicable laws, regulations or policies of any stock exchange, federal or local government or its agencies or representatives, then the Grant hereunder shall not be deemed awarded until the fulfillment of such condition.

12.           RIGHTS AS A STOCKHOLDER.  Subject to the terms and conditions of this Agreement and the 2007 Plan, including, without limitation, the restrictions on transfer and the risk of forfeiture applicable to the Shares covered by the Grant during the Restricted Period, from and after the date of Grant, the Grantee shall have all the rights of a stockholder of the Company with respect to the Shares covered by the Grant, including the right to vote the Shares and the right to receive dividends or other distributions paid thereon, provided that any non-cash dividends will be subject to the terms and conditions of the 2007 Plan and this Agreement and will be held in the same manner as the Shares covered by the Grant.

13.           ADMINISTRATION.  The Compensation and Stock Option Committee (the “Committee”) shall have full authority and discretion, subject only to the express terms of the 2007 Plan, to decide all matters relating to the administration and interpretation of the 2007 Plan and this Agreement and the Grantee agrees to accept all such Committee determinations as final, conclusive and binding.  The Company may designate an internal department or may retain a third-party plan administrator to assist in the administration of the 2007 Plan.  The term “Stock Plan Administrator” as used herein shall mean such internal department or such third-party plan administrator as designated by the Company from time to time.

14.           COSTS.  The Company shall not charge the Grantee for any part of the Company’s cost to administer and operate the 2007 Plan.

15.           AMENDMENT.  This Agreement shall be subject to the terms of the 2007 Plan, as may be amended by the Company from time to time, except that no amendment of the 2007 Plan adopted after the date of this Agreement shall impair the Grantee’s rights hereunder without his consent.  In addition to the foregoing, this Agreement may be amended by the Committee, provided that no such amendment shall impair the Grantee’s rights hereunder without his consent.

16.           DATA PRIVACY.  By entering into this Agreement, the Grantee (a) authorizes the Company and its subsidiaries and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the 2007 Plan to disclose to each other such information and data as either of them shall request in order to facilitate the award of Grants and the administration of the 2007 Plan; (b) waives any data privacy rights the Grantee may have with respect to such information; and (c) authorizes the Company and the Stock Plan Administrator or any agent of the Company providing recordkeeping services for the 2007 Plan to store and transmit such information in electronic form.

17.           NOTICES.  All notices and communications by the Grantee (or his permitted transferee) in connection with this Agreement or the Shares granted hereunder shall be delivered to the Stock Plan Administrator.  Unless otherwise directed by the Company, notices to the Stock Plan Administrator shall be delivered in writing by nationally recognized overnight courier, certified mail, postage prepaid or by facsimile to the attention of Chief Financial Officer, Benihana Inc., 8685 N.W. 53rd Terrace, Miami, Florida 33166 (facsimile: (305) 592-6371).  In the event the Company retains a third party plan administrator to administer the 2007 Plan, the Grantee will be advised of the procedure to provide notices to such third party plan administrator and the Company. All notices and communications by the Stock Plan Administrator or the Company to the Grantee (or his permitted transferee) in connection with this Agreement shall be given in writing and shall be delivered electronically to the Grantee's e-mail address appearing on the records of the Company, or by nationally recognized overnight courier or certified mail, postage prepaid to the Grantee's residence or to such other address as may be designated in writing by the Grantee.

18.           ENTIRE AGREEMENT AND WAIVER.  This Agreement and the 2007 Plan contain the entire understanding of the parties and supersede any prior understanding and agreements between them representing the subject matter hereof.  To the extent that there is an inconsistency between the terms of the 2007 Plan and this Agreement, except as specifically set forth herein, the terms of the 2007 Plan shall control.  There are no other representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter hereof that are not fully expressed herein or in the 2007 Plan.  Any waiver or any right or failure to perform under this Agreement shall be in writing signed by the party granting the waiver and shall not be deemed a waiver of any subsequent failure to perform.

19.           SEVERABILITY AND VALIDITY.  The various provisions of this Agreement are severable and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

20.           GOVERNING LAW.  The interpretation, enforceability and validity of this Agreement shall be governed by the substantive laws (but not the choice of law rules) of the State of Florida.

21.             SUBSIDIARY.  As used herein, the term “subsidiary” shall mean any present or future corporation that would be a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Internal Revenue Code of 1986, as amended.

22.           HEADINGS; DEFINITIONS.  Paragraph and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Option or any provision hereof.  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the 2007 Plan.

* * *

By my signature below I am accepting the stock grant described on the Information Page annexed hereto as Exhibit A, subject to the terms and conditions contained in this Employee Restricted Stock Agreement and the 2007 Plan.

Dated: January 24, 2011	/s/ Richard Stockinger
Name: Richard Stockinger

Approved:

BENIHANA INC.

By: Alan B. Levan

EXHIBIT A

INFORMATION PAGE

Name of Grantee:	Richard Stockinger
Date of Grant:	January 24, 2011
Number of Shares of Stock Grant:	400,000
Per Share Consideration:	None
Fair Market Value on the Date of Grant:	$8.20
Vesting Schedule:

Number of Shares	Vesting Dates	Vesting Prices 1
133,333	Date of Grant	N/A
66,667	July 1, 2011	$13.00
33,333	July 1, 2011	$15.00
33,333	July 1, 2012	$13.00
25,000	July 1, 2012	$15.00
108,334	July 1, 2013	$20.00

1
See the definition of the term “Vesting Price Date,” set forth in Paragraph 2 of the accompanying Employee Restricted Stock Agreement, which Paragraph 2 more fully describes the manner in which the Vesting Price Date component of the Restricted Period (including, without limitation, the Vesting Prices) operates with respect to the vesting of the applicable Shares.

EXHIBIT B TO EMPLOYMENT AGREEMENT
BETWEEN BENIHANA INC. AND RICHARD STOCKINGER

The following form of release is provided pursuant to Section 7 of the Employment Agreement between Benihana Inc. and Richard Stockinger effective ___________, 20___.

GENERAL RELEASE

Benihana Inc., and its agents, servants, officers, directors, employees, predecessors, subsidiaries, affiliates, and successors, are hereinafter collectively referred to as “Employer.”

Richard Stockinger, his heirs, successors and assigns are hereinafter referred to as “Employee.”

WHEREAS, this Employer and Employee previously entered into an Employment Agreement that governed the terms and conditions of Employee’s employment by Employer, a copy of which is attached and made a part hereof (“the Agreement”).

WHEREAS, this General Release (this “Release”) is the release referred to in Section 7 of the Agreement.

WHEREAS, following execution of this Release and expiration of the seven-day revocation period referred to in Section 8 below, and  satisfaction of all terms and conditions of the Agreement, Employee will be entitled to payment of certain amounts, and other rights, referred to in Section 7 of the Agreement.

WHEREAS, Employee desires to compromise, finally settle, and fully release actual or potential claims including those related to Employee’s employment and termination of employment that Employee in any capacity may have or claim to have against Employer.

WHEREAS, Employee acknowledges that Employee is waiving his rights or claims only in exchange for consideration in addition to anything of value to which he already is entitled.

NOW, THEREFORE, in consideration of the foregoing and the Employer’s payment of amounts described in Section 7___ of the Agreement [list specific subsection under which payment will be made], the receipt whereof is acknowledged by Employee, Employer and Employee agree as follows:

1. The recitals above are true and correct.

2. Except as provided in Section 3 below, Employee does hereby release and discharge Employer from any and all claims, demands or liabilities whatsoever, whether known or unknown, which Employee ever had or may now have against the Employer, from the beginning of time to the date of this Release, including, without limitation, any claims, demands or liabilities in connection with Employee’s employment, including wrongful termination, breach of express or implied contract, unpaid wages, or pursuant to any federal, state, or local employment laws, regulations, or executive orders prohibiting inter alia, age, race, sex, national origin, religion, handicap, and disability discrimination, such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1966, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Florida Private Sector Whistleblower Act, the Fair Labor Standards Act, the Immigration Reform and Control Act, the Florida Civil Rights Act, the Family and Medical Leave Act, the Florida and Federal Constitutions; and any and all other federal, state, and local laws and regulations prohibiting, without limitation, discrimination in employment, retaliation, conspiracy, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation, misrepresentation or fraud, negligence, negligent supervision, hiring, or retention, assault, battery, detrimental reliance, or any other offense.

3. Employee’s release provided in Section 2 above does not waive (a) Employer’s obligations under the Agreement and (b) rights or claims that may arise after this Release is executed.

4. Employee acknowledges that, during his employment with Employer, he had access to Confidential Information, as defined in Section 8(a) of the Agreement.  Employee agrees that he will not at any time, unless required by court order, judgment or decree, or as directed by the Employer’s Board of Directors, directly or indirectly use, divulge, furnish or make accessible any Confidential Information to any other person or entity.

5. Employee represents and warrants that he has not taken any documents that contain or represent Confidential Information, proprietary information or trade secrets of the Employer.  Employee agrees, as a condition precedent to receipt of any money pursuant to this Release, that he will deliver to Employer all books, records, accounts, tenant, customer, client and other lists, tenant, customer and client street and e-mail addresses and information (whether in written form or stored in any computer medium) relating in any manner to the business, operations, or prospects of the Employer, whether prepared by Employee or otherwise coming into Employee’s possession, and any and all books, notebooks, financial statements, passwords, codes, manuals, cellular telephones, computers, palm pilots, software, hardware, floppy disks, corporate credit cards, keys, electronic beeper or other electronic device, data and other documents and materials in his possession or control relating to any of Employer’s Confidential Information, or which is otherwise the property of Employer.

6. Employee acknowledges that Employer will not pay any consideration other than as provided for by this Release.

7. Employee fully understands that if any fact with respect to which this Release is executed is found hereafter to be different from the facts Employee now believes to be true, he expressly accepts and assumes the risk of such possible difference in fact and agrees that this Release shall be effective notwithstanding such difference in fact.

8. Pursuant to the provisions of the Older Workers Benefit Protection Act (OWBPA), which applies to Employee’s waiver of rights under the Age Discrimination in Employment Act, Employee has had a period of at least twenty-one (21) days within which to consider whether to execute this Release.  Also pursuant to the OWBPA, Employee may revoke the Release within seven (7) days of its execution.  It is specifically understood that this Release shall not become effective or enforceable until the seven-day revocation period has expired.  Consideration for this Release will not be paid until the later of (a) expiration of the seven-day revocation period or (b) the date provided for in the Agreement.

9. Employee acknowledges that, pursuant to the OWBPA, Employer advised Employee, in writing, to consult with an attorney before executing this Release.

10. This Release does not constitute an admission of a violation of any law, order, regulation, or enactment, or of wrongdoing of any kind by Employer and is entered into by the parties solely to end any controversy between them.

11. This Release shall be governed by and construed and enforced in accordance with the laws of the State of Florida, both substantive and remedial.  Each party unconditionally and irrevocably agrees that the exclusive forum and venue for any action, suit or proceeding involving the Release shall be in Miami-Dade County, Florida, and consents to submit to the exclusive jurisdiction, including, without limitation, personal jurisdiction, and forum and venue of the Circuit Courts of the State of Florida or the United States District Court for the Southern District of Florida, in each case, located in Miami-Dade County, Florida.

12. The failure of any provision of this Release shall in no manner affect the right to enforce the same, and the waiver by any party of any breach of any provision of this Release shall not be construed to be a waiver of such party of any succeeding breach of such provision or a waiver by such party of any breach of any other provision.  In the event that any provision or portion of this Release shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Release shall be unaffected thereby and shall remain in full force and effect.

13. This Release represents the entire understanding and agreement between the parties with respect to the subject matter hereof and there are no promises, agreements, conditions, undertakings, warranties, or representations, whether written or oral, express or implied, between the parties other than as set forth herein.  This Release cannot be amended, supplemented, or modified except by an instrument in writing signed by the parties against whom enforcement of such amendment, supplement or modification is sought.

14. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same Release.

15. EMPLOYEE STATES THAT HE HAS CAREFULLY READ THIS RELEASE, IT HAS BEEN FULLY EXPLAINED TO HIM, THAT HE HAS HAD THE OPPORTUNITY TO

HAVE IT REVIEWED BY AN ATTORNEY, AND THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, AND THAT THE ONLY PROMISES MADE TO HIM TO SIGN THE RELEASE ARE THOSE STATED IN THE RELEASE, AND THAT EMPLOYEE IS SIGNING THIS RELEASE VOLUNTARILY WITH THE FULL INTENT OF RELEASING EMPLOYER OF ALL CLAIMS DESCRIBED HEREIN.

The parties hereto have executed this Release effective upon execution by the last party to execute this Release, subject to expiration of the seven-day revocation period referred to in Section 8 above.

BENIHANA INC.

By:
Name:
Title:
Date:

RICHARD STOCKINGER
Date:____________________________

B-4